Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form S-3 of PositiveID Corporation (the “Company”) of our reports dated March 17, 2010, with respect to our audits of the consolidated financial statements of (i) the Company as of December 31, 2009 and 2008 and for the years then ended, which are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2010 and (ii) Steel Vault Corporation as of September 30, 2009 and 2008 and for the years then ended included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2010. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Eisner LLP
July 13, 2010
New York, New York